EXHIBIT 99.1

Contact:
Warren R. Wilkinson
                                                                             Tel. (317) 484-6042

Republic Airways Flight Attendants Ratify a Four Year Contract

Indianapolis, IN (August 29, 2005) - Republic Airways Holdings Inc. (NASDAQ: RJET) announced today that it’s Flight Attendants represented by the International Brotherhood of Teamsters has ratified a new four year collective bargaining agreement. The agreement passed by an overwhelming majority. Over 90% of the ballots received were in favor of ratification of the agreement.

“I am very pleased that our flight attendant group has ratified this new four year agreement. I want to personally thank the negotiating committee for their efforts and look forward to working with our growing inflight team. This agreement provides our employees with fair compensation and benefits, but also allows Republic to maintain a competitive cost structure which is crucial to our long term success,” said Wayne C. Heller, Executive Vice President and COO of Republic Airways Holdings.

Republic Airways Holdings, based in Indianapolis, Indiana is an airline holding company that operates Chautauqua Airlines, Republic Airlines and Shuttle America. The company offers scheduled passenger service on more than 840 flights daily to 82 cities in 32 states, Canada and the Bahamas through airline services agreements with four major U.S. airlines. All of its flights are operated under its major airline partner brand, such as AmericanConnection, Delta Connection, United Express and US Airways Express. The airline currently employs more than 2,900 aviation professionals and operates 128 aircraft including 28 Embraer 170 aircraft.